Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

March 23, 2010
Linn Energy, LLC
600 Travis, Suite 5100
Houston, Texas 77002
Ladies and Gentlemen:
     We are acting as counsel to Linn Energy, LLC, a Delaware limited liability company, (the “Company”) in connection with the issuance by the Company of an aggregate of 15,000,000 units representing limited liability company interests in the Company (the “Units”) pursuant to that certain Underwriting Agreement dated March 23, 2010 by and among the Company, on the one hand, and Barclays Capital Inc, Citigroup Global Markets Inc., RBC Capital Markets Corporation, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters, on the other hand.
     We have also participated in the preparation of the prospectus supplement dated March 23, 2010 (the “Prospectus Supplement”), which together with the accompanying prospectus dated October 6, 2009 (the “Prospectus”) has been, or will be, filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectus Supplement.
     We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.
     In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Prospectus Supplement, (ii) certain other filings made by the Company with the Securities and Exchange Commission (the “Commission”), (iii) a representation letter provided to us by the Company in support of this opinion and (iv) other information provided to us by the representatives of the Company.
     We did not participate in the preparation of the registration statement on Form S-3, (Registration Statement No. 333-162357), as filed by the Company with the Commission under the Securities Act or the Prospectus. We express no view as to the discussion set forth under the caption “Material Tax Consequences” in the Prospectus, which is entirely superseded by the Discussion.

Linn Energy, LLC	2	March 23, 2010
     At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K to be filed on or after the date hereof (the “Form 8-K”). We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of our name in the Discussion and under the heading “Legal Matters” in the Prospectus Supplement. This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.